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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Pioneer-Standard Reports Record Sales, Earnings and Earnings Per Share for Fiscal 2001 Second Quarter


CLEVELAND, Oct 26, 2000 /PRNewswire / -- Pioneer-Standard Electronics, Inc. (Nasdaq: PIOS) announced today that it posted record sales and earnings for the second quarter of fiscal 2001.

Excluding extraordinary and one-time items, net income of $11.7 million for the second quarter of fiscal 2001 increased 27 percent compared with net income of $9.2 million last year. The extraordinary charge net-of-tax of $470,000, or $.01 per share, resulted from the write-off of deferred financing fees related to the early extinguishment of bank debt recorded in the fiscal 2001 second quarter. The one-time after-tax gain of $1.1 million, or $.03 per share, resulted from a sale of assets in the second quarter of fiscal 2000.

Reported net income before extraordinary charge for the quarter grew to $11.7 million or $.36 per share compared with last year's net income of $10.3 million, or $.32 per share.

Sales for the fiscal 2001 second quarter were $715 million, a 13 percent increase over sales of $631 million in the previous year. The Industrial Electronics Division, which continues to experience increasing demand, tight supply and improved average selling prices for electronic components, accounted for $389 million in sales for the quarter, a 15 percent increase over the same quarter last year. The Computer Systems Division posted sales of $326 million resulting from higher demand for server, storage and software products. This performance represents an increase of 11 percent for the division compared with the same period in fiscal 2000.

"Our commitment to technology distribution continues to serve us very well," said James L. Bayman, Pioneer-Standard chairman and chief executive officer. "The growth in the Internet, communications and computer markets continues to drive demand for technology products to record levels. We are pleased to report that the semiconductor market, served by our Industrial Electronics Division, in particular remains very robust. Demand for mid-range computer systems, storage and software sold by the Computer Systems Division remains strong. However, several mix-related issues and this quarter's limited availability of certain mid-range computer systems have pressured the Computer Systems Division's operating profit margins."

Six Month Results

For the six months ended September 30, 2000, revenues were $1.4 billion, a 15 percent increase over revenues of $1.2 billion in the first six months of fiscal 2000. Diluted earnings per share before the extraordinary charge increased 17 percent to $0.68 compared with $0.58 reported in the prior year.

Business Outlook

In connection with the new fair disclosure regulations issued by the Securities and Exchange Commission, which took effect October 23, 2000, Pioneer-Standard will modify its procedures for publishing and updating its "Business Outlook" contained in its quarterly earnings release. The Company will offer quarterly financial estimates and an analysis of market conditions on a regular basis through its earnings releases and conference calls. Subsequent to the publication and broadcast of this information, Pioneer- Standard will keep the Business Outlook publicly available on its website ( www.pioneerstandard.com ). Prior to the start of a "Quiet Period" as defined below, the public may continue to rely on the Business Outlook available on the website as being Pioneer-Standard's current expectations unless the Company publishes a press release to the contrary.

Approaching the end of each fiscal quarter, Pioneer-Standard will declare a Quiet Period when it no


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longer publishes or updates the Business Outlook. Pioneer-Standard representatives will not comment concerning the Business Outlook during this time. The Quiet Period will extend until the next public release of quarterly earnings. For Pioneer-Standard's fiscal third quarter, the Quiet Period will begin December 16, 2000 and extend through the date of next quarter's earnings release, currently expected to be January 25, 2001.

For the third quarter of fiscal 2001, the Company expects revenues to increase between 14 and 18 percent from last year's third quarter level of $668 million. Net income is expected to be in the range of $.38 to $.41 per share for the third quarter, compared with fiscal 2000 third quarter results of $.34 per share.

Looking ahead to the last half of fiscal 2001, Bayman said, "We are on course for another record year, with both of our divisions making significant contributions to our financial success. Based on the market conditions we are seeing today, we expect to finish the year with diluted earnings per share in the range of $1.45 to $1.49 per share, before the extraordinary charge.

"We are continuing to benefit from the dynamic growth in the communications and computer markets. Companies and individuals are taking advantage of the exploding technologies now available in the areas of cellular technology, network applications and internet communications. In addition, internet service providers continue to make large investments to improve and enlarge their infrastructures. These economic trends benefit both of Pioneer Standard's operating divisions."

"In our Industrial Electronics Division," said Arthur Rhein, Pioneer Standard's president and chief operating officer, "lead times and average selling prices remain favorable and will enable us to continue to improve our profitability. Current indications are that the robust demand for our products will continue.

"At the same time, sales continue to grow in our Computer Systems Division. Demand for computer servers, storage and software remains strong to support growth in the Internet and communications markets."

Forward-Looking Language

Portions of this earnings release, particularly the statements made by management and those included in the Business Outlook section, are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors noted above, other factors could cause the Company's performance to differ materially from that contemplated by such statements for a variety of reasons, and include, but are not limited to: competition, dependence on the computer and semiconductor markets, technology changes, dependence on key suppliers, the effects of industry consolidation and other risks detailed in the Company's filings with the Securities and Exchange Commission.

Conference Call on the Web

A live Internet broadcast of the Company's conference call discussing quarterly results can be accessed via the investor relations page on Pioneer Standard's web site ( www.pioneerstandard.com ) at 10 a.m. Eastern Time on Thursday, October 26, 2000. A replay of the call will be available shortly after the end of the conference call through December 31, 2000.

About Pioneer-Standard Electronics, Inc.

Pioneer-Standard Electronics, Inc. is one of the world's largest distributors of electronic components and computer systems, with annual revenues of $2.6 billion for the fiscal year ended March 31, 2000. A Fortune 1000 company headquartered in Cleveland, Ohio, Pioneer-Standard serves international customers in Europe and Asia through its strategic partners: Taiwan-based World Peace Industrial Co.


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Ltd.; U.K.-based Eurodis Electron PLC; and Germany-based Magirus AG. Additional information about Pioneer-Standard can be found at www.pioneerstandard.com.

                        PIONEER-STANDARD ELECTRONICS, INC.
                             STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

    For the periods               Three Months          Six Months
     ended September 30,         2000     1999        2000      1999

    Net sales                  $714,846  $631,322  $1,389,931 $1,207,295
       Cost of sales            605,691   535,104   1,177,694  1,021,803

    Gross profit on sales       109,155    96,218     212,237    185,492
       Operating expenses        79,628    71,998     155,945    139,140

    Operating income             29,527    24,220      56,292     46,352
       Other income                (426)     (146)       (471)      (334)
       Gain on sale of assets         -    (1,845)          -     (1,845)
       Interest expense           8,296     6,326      15,933     12,422

    Income before taxes          21,657    19,885      40,830     36,109
       Taxes                      8,463     8,125      15,940     15,181
    Preferred stock
     distribution                 1,479     1,462       2,954      2,921

    Income before extraordinary
     charge for early
     extinguishment of debt,
     net of tax                $ 11,715  $ 10,298  $   21,936 $   18,007
    Extraordinary charge for
     early extinguishment
     of debt, net of tax           (470)        -        (470)         -

    Net income                 $ 11,245  $ 10,298  $   21,466 $   18,007

    Per share data:
    Net income - basic             $.42      $.39        $.80       $.68

    Income before extraordinary
     charge - diluted              $.36      $.32        $.68       $.58
        Extraordinary charge        (01)        -         (01)         -
    Net income - diluted           $.35      $.32        $.67       $.58

    Dividend                       $.03      $.03        $.06       $.06

    Weighted average shares outstanding:

        - Basic                  26,777    26,361      26,752     26,358
        - Diluted                36,738    36,208      36,712     35,989



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                        PIONEER-STANDARD ELECTRONICS, INC.
                             CONDENSED BALANCE SHEETS
                              (Dollars in thousands)

                                     September 30      March 31
                                         2000            2000

    Assets
    Current assets:

       Cash                           $  40,081       $  34,253
       Accounts receivable-net          432,479         407,309
       Merchandise inventory-net        436,849         348,120
       Other                             11,823          12,049

          Total current assets          921,232         801,731

    Net fixed assets                    103,363         105,897
    Intangibles-net and other           235,008         204,588

          Total Assets               $1,259,603      $1,112,216


    Liabilities & Shareholders' Equity
    Current liabilities:
       Accounts payable              $  260,019      $  240,229
       Notes payable                     16,789          26,086
       Other                             35,483          33,883

          Total current liabilities     312,291         300,198


    Long-term debt                      420,130         320,205
    Other long-term liabilities          31,622          23,998
    Convertible trust preferred
     securities                         143,750         143,750

    Shareholders' equity                351,810         324,065

      Total                          $1,259,603      $1,112,216



/CONTACT: Steven M. Billick, Senior Vice President & Chief Financial Officer of Pioneer-Standard Electronics, Inc., 440-720-8680/